Exhibit 5(a)

               [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT, LLP]

August 17, 2006

The Bear Stearns Companies Inc.
383 Madison Avenue
New York, NY 10179

Ladies and Gentlemen:

We have acted as special counsel to The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated August 10, 2006 (the "Prospectus Supplement"), to the Prospectus, dated February 2, 2005 (the "Prospectus"), relating to $750,000,000 principal amount of the Company's 5.50% Global Notes due 2011 (the "Fixed Rate Notes") and $500,000,000 principal amount of the Company's Floating Rate Global Notes due August 15, 2011 (the "Floating Rate Notes", and collectively with the Fixed Rate Notes, the "Notes"). The Prospectus and Prospectus Supplement are included in the Registration Statement on Form S-3 (Registration No. 333-121744) filed by the Company with the Securities and Exchange Commission (the "Commission" on December 30, 2004 relating to the Notes (such Registration Statement, in the form in which it became effective together with the Registration Statement on Form S-3 (Registration No. 333-136599) filed on August 14, 2006 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act") being hereinafter called the "Registration Statement"), to which this letter is an exhibit.

In rendering the opinions set forth below, we have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus and Prospectus Supplement constituting a part thereof, (b) the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated as of January 29, 1998 (as supplemented, the "Indenture"), between the Company and JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), as Trustee, filed as an exhibit to the Registration Statement, (c) the form of Note incorporated by reference as an exhibit to the Registration Statement and (d) originals, copies or specimens, certified or otherwise identified to our satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document


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The Bear Stearns Companies, Inc.       -2-                       August 17, 2006


reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter. In addition, we have assumed that the Notes will be executed and delivered in substantially the form in which they are filed as an exhibit to the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America, and, with respect to our opinion in paragraph 1 below, the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based upon and subject to the qualifications set forth herein, we are of the opinion that:

1. The Notes have been duly authorized and executed by the Company and, when the Notes have been duly authenticated by the Trustee in the manner contemplated in the Indenture, and sold and delivered by the Company in the manner contemplated in the Prospectus and the Prospectus Supplement, the Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be validly issued and outstanding and entitled to the benefits provided by the Indenture.

2. The statements made in the Prospectus Supplement under the caption "Certain US Federal Income Tax Considerations," to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the Notes to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect,


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The Bear Stearns Companies, Inc.       -3-                       August 17, 2006


         and we assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations that may hereafter occur or come to our attention. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

We disclaim any obligation to update this letter for changes in fact or law, or otherwise.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus Supplement constituting a part of the Registration Statement under the captions "Certain US Federal Income Tax Considerations" and "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.



Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP